EXHIBIT 99.5
To: CK North American Manufacturers’ Reps
From: Bill Sims, President and CEO
Perhaps second only to the company’s founding, this is the most important day in Color Kinetics’ history.
Today we announced that CK has entered into a definitive agreement to be acquired by Philips — the global lighting leader. This is a testament to the leadership position we’ve built in an exploding industry, in part thanks to your contributions over the years. Our assets are of utmost value to Philips and its future in LED lighting, and the combination of our technologies, product lines, intellectual property and expertise will produce a formidable force in the space.
As our representative, it’s important for you to know that it’s “business as usual” for CK. We will not become a part of Philips until the transaction closes in or around Q3 of 2007. Even then, we will continue to operate independently as the North American arm of Philips’ fixture or “luminaire” business. This means that your opportunity to represent an innovation leader in LED lighting will continue, with world-class technology, products and support.
As additional background, upon close of the transaction:
•	The merged entity will operate under the name Philips Solid-State Lighting Solutions, with intelligent and premium LED product lines ultimately co-branded Philips/Color Kinetics.

•	Philips’ and Color Kinetics’ LED fixtures and Color Kinetics’ OEM modules will be marketed under the co-brand in the United States and Canada by Color Kinetics’ sales force.

•	The merged entity will be headquartered in Burlington, Massachusetts and will become the leading global research & development center of innovation for all LED-based luminaire product lines. The LED luminaire portion of Philips’ existing North American operation in New Jersey will be merged with the Burlington operation.

•	All pending litigation against TIR Systems Ltd., acquired by Philips earlier this year, will be stayed pending close of the acquisition and subsequently dropped.

•	Licenses to Color Kinetics’ patent portfolio will continue to be negotiated on a case by case basis.

•	Color Kinetics will cease to be publicly listed on the NASDAQ stock exchange.
The press release follows below, and your regional CK sales manager will contact you shortly to address your questions.
In closing, this is unquestionably our biggest and most significant step towards realizing our ambitious goal: to put Color Kinetics at the heart of every future application of intelligent LED lighting worldwide. We look forward to sharing the ride with you!
Bill Sims